Exhibit 99.1

DADE BEHRING INC.	Tel: +1 (847) 267-5300
1717 Deerfield Road	Fax: +1 (847) 267-5408
P.O. Box 778
Deerfield, IL 60015-0778

Contact:	Pattie Overstreet-Miller (Media)	(847) 267-5426
	Nancy Krejsa (Investors)	(847) 267-5483

DADE BEHRING REPORTS CONTINUED GLOBAL REVENUE AND NET INCOME GROWTH
IN THE FIRST QUARTER OF 2004

Cash generation remains strong

Deerfield, Ill. (April 29, 2004) – Dade Behring Holdings, Inc. (NASDAQ:  DADE) today reported revenue of $381.8 million for the quarter ended March 31, 2004, an 11.4 percent increase over first quarter 2003.  On a constant currency basis(1), revenue rose 3.6 percent year-over-year with core product revenue growing 5.9 percent.  Net income for the quarter was $17.0 million, an increase of 57 percent, or $.38 per share (diluted), a 46 percent increase.  Net income for the same period in 2003 was $10.8 million or $.26 per share (diluted).

“Our growth continues to be steady, strong, and reliable, driven by our customer-focused approach to product design and service delivery” said Jim Reid-Anderson, Dade Behring’s Chairman, President, and CEO.  “As the largest company in the world solely focused on clinical diagnostics, we have a unique advantage in understanding and responding to customer needs.  That competitive advantage has served us and our customers very well, as indicated by our consistent, quarter -to- quarter revenue growth, which has been supported by equally consistent improvements in profitability.”

Net debt (gross debt less cash) decreased by $38 million from December 31, 2003 to $531 million as of March 31, 2004.  For the first quarter, cash flow from operations less capital expenditures was $24 million, which included $6 million of incremental factoring of non-U.S. receivables, and $2 million of premium payments associated with the early redemption of senior subordinated notes.  The company also received $14 million of proceeds from the exercise of employee stock options.

The company repaid $40 million of its term debt during the first quarter and redeemed $16 million of its senior subordinated notes.  In addition, the company has repaid a further $20 million of bank debt in April and has notified the note holders of its intent to redeem an additional $7 million of its senior subordinated notes in May.

-more-

“Careful, strategic cash management and our consistent attention to process improvements continue to result in improved efficiencies and cash flow,” said John Duffey, Dade Behring’s Chief Financial Officer.  “We are constantly looking for the right ways to further strengthen our business by effectively managing our cash while continuing to make appropriate levels of short-term and long-term investments in our business.”

Cash earnings per share(2) on a diluted basis was $.82.  Cash earnings per share adds back depreciation/amortization and stock-based compensation expense, deducts capital expenditures and adjusts income tax expense to taxes actually paid.

Operational Highlights

The company’s total worldwide installed base of instruments grew to approximately 32,900 units in the quarter, an increase of 1.6 percent compared to the company’s installed base at the end of 2003.

First quarter 2004 sales in the United States increased by 7.2 percent versus first quarter 2003 sales, and international sales increased by 15.2 percent, or 0.8 percent on a constant currency basis during the same period.  R&D spending for the quarter was $30.4 million, a 17.8 percent increase over the prior year.  On a constant currency basis, R&D spending grew $3.0 million or 10.9 percent year-over-year.

Key drivers for the quarter’s results included the following:

—Continued strong growth in Dade Behring’s core chemistry business, which rose 14.0 percent over prior year, or 7.1 percent on a constant currency basis, driven by the Dimension® portfolio of products, and

—Hemostasis revenues, which grew 21.1 percent over prior year, or 10.5 percent on a constant currency basis, driven by successful new product launches enhancing both instrument and reagent sales.

“Our pioneering leadership in the concept of workstation consolidation, which is an outstanding example of customer-focused innovation in action, has made the Dimension family of products a consistent winner for Dade Behring and our customers,” said Reid-Anderson.  “We anticipate the same significant benefits from future product launches, including the launch of Dimension Vista™, our next generation high-volume chemistry/immunochemistry analyzer.”

The Dimension Vista™ system is now anticipated to be released sometime during the first half of 2006 and full commercialization in all major markets should occur later during that same year.

“The Dimension Vista™ system will be launched when we are absolutely certain that the product meets our very high standards of customer satisfaction and quality,” said Reid-Anderson.  “We will not compromise in this area.  We are taking the time and opportunity to incorporate feedback from both our customer testing and internal testing into the product prior to launch. We are very pleased that initial testing feedback has been positive.”

The company is anticipating a late 2004 / early 2005 launch of the Dimension® Xpand® Plus system, an updated version of its low-volume chemistry/immunochemistry system and a first half 2005 launch of the BCS® XP analyzer, an update to one of its high volume coagulation instruments.

Assays planned for launch in 2004 include the Dimension® cardiac test for congestive heart failure, NT proBNP, as well as other cardiac tests: homocysteine for BN™ systems and a new risk stratification claim for Troponin I on the Stratus® CS system.  In addition, the company anticipates release of several microbiology tests, including Synergies Plus™, a mixed panel of rapid identification of bacteria and “report when ready” antibiotic susceptibility testing.  “This combination of rapid testing with MicroScan’s reputation for accuracy further enhances our product line, which we believe is already the gold standard,” said Reid-Anderson.  “Drug testing is also a major emphasis area for our new product introductions, building on the excellent momentum of Dade Behring’s Syva® and Dimension® lines.  We plan to release five new Syva® tests for sample adulteration, and new therapeutic drug monitoring tests are being added to the Dimension® line: Procainamide, Lidocaine, N-Acetylprocainamide, and a new application for better monitoring of the immunosuppresant Cyclosporine.”

First quarter 2004 Bank EBITDA(3) was $81.5 million, which included a $1.9 million expense related to the early redemption of senior subordinated notes.  This compares with first quarter 2003 Bank EBITDA of $70.5 million, a year-over-year increase of $11.0 million, or 15.6 percent.  On a constant currency basis, Bank EBITDA increased $1.8 million.

With 2003 revenues of over $1.4 billion, Dade Behring is the world’s largest company dedicated solely to clinical diagnostics. It offers a wide range of products, systems and services designed to meet the day-to-day needs of labs, delivering innovative solutions to customers and enhancing the quality of life for patients. Additional company information is available on the internet at www.dadebehring.com.

This press release may contain “Forward-Looking Statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward statements include statements regarding the intent, belief or current expectation of the company and members of its senior management team, including, without limitation, expectations regarding prospective performance and opportunities and the outlook for the Company’s businesses, perspective, performance, opportunities and regulatory approval.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by the Company.

1.      “Constant currency” is not a U. S. GAAP defined measure. The company believes this measure provides a meaningful analysis of the underlying activity, since it eliminates the effect of changes in foreign currency exchange rates. Changes on a constant currency basis have been calculated by comparing reported current year amounts to prior year amounts in local currency translated at the foreign currency exchange rates for the current year. “Constant currency,” as defined or presented by the company, may not be comparable to similarly titled measures reported by other companies.

2.      “Cash earnings per share” is not a U. S. GAAP defined measure.  The company believes this measure provides meaningful profitability metrics, given current accumulated tax loss carryforwards and the net depreciation/amortization impacts relating to the revaluation of assets during the company’s recent restructuring.

3.      To allow for accurate year-over-year comparisons and because it is an important financial metric for certain investors, the company will continue to report “Bank EBITDA” (earnings before interest, taxes, depreciation, amortization and certain non-cash and non-recurring charges as defined in the company’s bank credit agreement).

Dade Behring Holdings, Inc.
Revenue By Product Line and Region

	Quarter Ended March 31
(Dollars in millions)			% Change
	2004	2003	Reported	On a Constant* Currency Basis
Product Line
Core Products
Core Chemistry	$246.0	$215.8	14.0%	7.1%
Hemostasis	69.4	57.3	21.1%	10.5%
Microbiology	33.8	32.1	5.3%	0.5%
Infectious Disease Diagnostics	19.4	19.1	1.6%	-12.0%
Total Core Products	368.6	324.3	13.7%	5.9%
Mature Products	13.2	18.4	-28.3%	-35.1%
Total	$381.8	$342.7	11.4%	3.6%

Region
United States	$173.8	$162.1	7.2%	7.2%
International	208.0	180.6	15.2%	0.8%
Total	$381.8	$342.7	11.4%	3.6%

*                           “Constant currency” is not a U.S. GAAP defined measure.  The company believes this measure provides a meaningful analysis of the underlying activity, since it eliminates the effect of changes in foreign currency exchange rates. The change in sales on a constant currency basis has been calculated by comparing reported current year sales to prior year sales in local currency translated at the foreign currency exchange rates for the current year.  “Constant currency,” as defined or presented by the company, may not be comparable to similarly titled measures reported by other companies.

Dade Behring Holdings, Inc.
Consolidated Balance Sheets (unaudited)

(Dollars in millions, except share-related data)	March 31, 2004	December 31, 2003

Assets

Current assets:
Cash and cash equivalents	$57.8	$79.5
Accounts receivable, net	289.7	293.6
Inventories	173.0	177.6
Prepaid expenses and other current assets	14.1	18.1
Deferred income taxes	0.5	1.0
Total current assets	535.1	569.8

Property, plant and equipment, net	419.4	427.7
Debt issuance costs, net	15.0	15.6
Deferred income taxes	12.2	7.9
Identifiable intangible assets, net	399.1	409.8
Goodwill	503.1	514.6
Other assets	25.7	25.9
Total assets	$1,909.6	$1,971.3

Liabilities and Shareholders’ Equity

Current liabilities:
Short-term debt	$1.2	$4.8
Accounts payable	78.6	89.7
Accrued liabilities	250.9	257.2
Total current liabilities	330.7	351.7

Long-term debt	587.1	643.4
Deferred income taxes	104.8	108.2
Other liabilities	164.5	171.7
Total liabilities	1,187.1	1,275.0

Commitments and contingencies

Common stock: $.01 par value; 65,000,000 shares authorized at March 31, 2004 and December 31, 2003; 42,314,204 and 41,411,506 shares issued and outstanding at March 31, 2004 and December 31, 2003, respectively	0.4	0.4
Additional paid-in capital	700.8	686.1
Unearned stock-based compensation	(10.2)	(10.6)
Accumulated earnings (deficit)	16.5	(0.5)
Accumulated other comprehensive income	15.0	20.9
Total shareholders’ equity	722.5	696.3
Total liabilities and shareholders’ equity	$1,909.6	$1,971.3

Dade Behring Holdings, Inc.
Consolidated Statements of Operations  (unaudited)

	Quarter ended March 31,
(Dollars in millions, except per share data)	2004	2003

Net sales	$381.8	$342.7
Cost of goods sold	177.1	163.9
Gross profit	204.7	178.8

Operating costs and expenses:
Marketing and administrative expenses	127.4	113.6
Research and development expenses	30.4	25.8
Income from operations	46.9	39.4

Other income (expense):
Interest expense	(16.6)	(19.9)
Interest income	0.7	0.9
Foreign exchange loss	(1.7)	(2.2)
Loss on redemption of senior subordinated notes	(1.9)	—
Other	—	(0.6)
Income before income tax expense	27.4	17.6
Income tax expense	10.4	6.8
Net income	$17.0	$10.8

Basic shares outstanding	42.0 million	39.9 million
Diluted shares outstanding	44.7 million	41.0 million

Basic earnings per common share	$0.41	$0.27
Diluted earnings per common share	$0.38	$0.26

Net income to Bank EBITDA reconciliation:
Net income	$17.0	$10.8
Depreciation and amortization (including amortization of deferred financing fees)	37.0	32.2
Non-cash charges:
Loss on disposal of fixed assets	0.8	0.9
Stock-based compensation expense	1.3	1.4
Income tax expense	10.4	6.8
Interest expense, net (excluding amortization of deferred financing fees)	15.0	18.4
Bank EBITDA	$81.5	$70.5

Net income to Cash Earnings reconciliation:
Net income	$17.0	$10.8
Depreciation and amortization (including amortization of deferred financing fees)	37.0	32.2
Capital expenditures	(26.1)	(19.9)
Stock-based compensation expense	1.3	1.4
Income tax expense	10.4	6.8
Cash paid during the period for taxes	(2.8)	(0.8)
Cash Earnings	$36.8	$30.5